STOCK PURCHASE AGREEMENT
     (also known as Agreement for the Purchase of Stock of CeCorr, Inc.)

                                 BY AND AMONG

            JACK W. SCHWARZ, JEFFREY A. SCHWARZ, JOHN W. SCHWARZ,
         SCHWARZ FAMILY IRREVOCABLE TRUST, SCHWARZ PARTNERS II, L.P.,
            SCHWARZ PARTNERS III, L.P. AND S. RICHARD VAN HORNE III

                                     AND

                         GEORGIA-PACIFIC CORPORATION



                                June 30, 1998
RECITALS

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 30, 1998, is made and entered into by and between JACK W. SCHWARZ, an individual resident of the State of Indiana ("Schwarz"), JEFFREY A. SCHWARZ, an individual resident of the State of Massachusetts, JOHN W. SCHWARZ, an individual resident of the State of New York, the SCHWARZ FAMILY IRREVOCABLE TRUST dated January 1, 1993, SCHWARZ PARTNERS II, L.P., an Indiana limited partnership, SCHWARZ PARTNERS III, L.P., an Indiana limited partnership (the foregoing parties, including Schwarz, being hereinafter referred to collectively as the "Schwarz Parties"), S. RICHARD VAN HORNE III, an individual resident of the State of Illinois and trustee under the S. Richard Van Horne III Trust (hereinafter referred to in both such capacities as "Van Horne") (the Schwarz Parties and Van Horne being sometimes hereinafter referred to collectively as the "Sellers" and individually as a "Seller") and GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Sellers own shares of voting and non-voting common stock of CeCorr, Inc., an Indiana corporation ("CeCorr"), constituting approximately Fifty-Three Percent (53%) of the issued and outstanding shares of capital stock of CeCorr (the "CeCorr Shares");
         WHEREAS, CeCorr and its subsidiaries are engaged in manufacturing, coating and selling corrugated packaging materials and in manufacturing and selling recycled paper (the "Business");
         WHEREAS, the Schwarz Parties own One Thousand Six Hundred Twenty (1,620) shares of voting common stock and Fourteen Thousand Five Hundred Eighty (14,580) shares of non-voting common stock of CeCorr, constituting approximately Fifty Percent (50%) of the issued and outstanding capital stock of CeCorr (the "Schwarz Shares"), as more particularly described on Exhibit
A;
         WHEREAS, Van Horne owns One Hundred (100) shares of voting common stock and Nine Hundred (900) shares of non-voting common stock of CeCorr, constituting approximately Three Percent (3%) of the issued and outstanding capital stock of CeCorr (the "Van Horne Shares"); and
         WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, all of the CeCorr Shares upon the terms and subject to the conditions set forth in this Agreement;
         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

                                  ARTICLE I
                         PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale of Shares. In exchange for the consideration specified in Section 1.2, and upon the terms and subject to the conditions provided for in this Agreement, on the date of the "Closing" (as defined in Section 2.1) Sellers will sell to Purchaser, and Purchaser will purchase from Sellers, all of the CeCorr Shares.
         1.2 Consideration. (a) Except as provided in Section 1.2(b), the consideration for the Schwarz Shares, to be delivered to Schwarz at Closing, shall be that number of whole shares of Georgia-Pacific Corporation -- Georgia-Pacific Group common stock, par value $.80 ("G-P Group Stock"), having a value, based on the closing price of G-P Group Stock on the New York Stock Exchange (trading under the symbol "GP") on the last trading day immediately preceding the date of the Closing (the "Closing Date"), closest to, but not exceeding, Ninety-Four Million Nine Hundred Thirty-Eight Thousand Two Hundred Seventy-Eight Dollars ($94,938,278) (the "Schwarz Purchase
Price"). The difference between the value of such G-P Group Stock delivered to Schwarz at Closing and the Schwarz Purchase Price shall be paid to Schwarz in cash at Closing.
         (b) The consideration for the two (2) shares of the Schwarz Shares owned by Jeffrey A. Schwarz or John W. Schwarz, to be delivered to Schwarz at Closing by check, shall be Five Thousand Eight Hundred Sixty-One Dollars ($5,861) per share (the "Additional Schwarz Purchase Price").
         (c) The consideration for the Van Horne Shares, to be delivered to Van Horne at Closing by wire transfer in immediately available funds, shall be Five Million Six Hundred Ninety-Seven Thousand Dollars ($5,697,000) (the "Van Horne Purchase Price"). Van Horne shall deliver the necessary wire transfer instructions to Purchaser not less than three (3) days before the Closing.
         (d)  The Schwarz Purchase Price, the Additional Schwarz Purchase
Price and the Van Horne Purchase Price are sometimes hereinafter referred to collectively as the "Purchase Price." The Purchase Price is subject to adjustment following the Closing in accordance with Section 1.3.
         1.3  Closing Date Balance Sheet; Post-Closing Payments.
         (a) As soon as practicable following the Closing Date, but in no event later than ninety (90) days thereafter, Purchaser shall deliver to Sellers a balance sheet (the "Closing Date Balance Sheet") for CeCorr and all of CeCorr's subsidiary corporations and affiliates listed on Schedule 1.3
(the "Subsidiaries") (CeCorr and the Subsidiaries being sometimes hereinafter referred to collectively as the "CeCorr Companies" and individually as a "CeCorr Company") as of the Closing Date prepared in accordance with generally accepted accounting principles as consistently applied with the audited financial statements of the CeCorr Companies as at and for each of the two years ended June 30, 1996 and 1997 ("GAAP"). The Closing Date Balance
Sheet shall be prepared in conjunction with and audited by Geo. S. Olive & Co. LLC ("Olive"). If and to the extent that the consolidated Stockholders'
Equity of the CeCorr Companies as reflected on the Closing Date Balance Sheet is less than Twenty-One Million Two Hundred Sixteen Thousand Five Hundred Seventy-One Dollars ($21,216,571) (the "Base Net Equity"), Sellers shall pay to Purchaser an amount equal to Fifty-Three Percent (53%) of such deficiency within ten (10) days of the delivery of the Closing Date Balance Sheet to Sellers, unless Sellers or Purchaser choose to contest the existence or amount of such deficiency pursuant to Section 1.3(b). If and to the extent that the consolidated Stockholders' Equity of the CeCorr Companies as reflected on the Closing Date Balance Sheet is greater than the Base Net
Equity, Purchaser shall pay to Sellers an amount equal to Fifty-Three Percent (53%) of such excess upon delivery to Sellers of the Closing Date Balance
Sheet, unless Purchaser or Sellers choose to contest the existence or amount of such excess pursuant to Section 1.3(b). Any amount payable pursuant to this Section 1.3(a) shall: (i) be paid either by or to each Seller in proportion to his or its relative ownership of the CeCorr Shares; (ii) if payable by Sellers, such payments shall be made by each Seller in the same form of consideration in which such Seller received his or its proportionate share of the Purchase Price, provided, however, that any payment of G-P Group Stock made by any Seller shall be valued based on the closing price of G-P
Group Stock on the New York Stock Exchange on the last trading day immediately preceding such Seller's delivery of the stock to Purchaser; (iii) if payable by Purchaser to Sellers, such payments shall be made in cash; and (iv) bear interest at LIBOR, as quoted in the Wall Street Journal on the Closing Date, plus one-quarter percent (0.25%), from the Closing Date until paid in full.
         (b) The consolidated Stockholders' Equity of the CeCorr Companies as reflected on the Closing Date Balance Sheet shall be final and binding for purposes of this Agreement unless Sellers on the one hand, or Purchaser, on the other hand, shall give the other written notice of disagreement with any entries or amounts thereon within thirty (30) days following their receipt of the Closing Date Balance Sheet, specifying in reasonable detail the nature and extent of such disagreement. If Sellers and Purchaser are unable to resolve any disagreement with respect to the Closing Date Balance Sheet within thirty (30) business days following delivery of the notice of disagreement referred to above, each party shall then have thirty (30) days to prepare such written materials as it deems relevant to the disagreement. Purchaser shall make available to each Seller such records, work papers and other documents used in preparation of the Closing Date Balance Sheet as may be reasonably requested by such Seller. At the end of such thirty (30)-day period, the disagreement, together with the written materials prepared by each party, shall be submitted for resolution to the Atlanta, Georgia office of Deloitte & Touche LLP (the "Neutral Accountants"). The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute. The Neutral Accountants' resolution shall be made within thirty (30) days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to Sellers and Purchaser and shall be final, binding and conclusive.
     (c) Each of the Sellers and Purchaser represents and warrants that it has had no significant business or other relationships with Deloitte & Touche LLP since January 1, 1993. The fees and expenses of the Neutral Accountants in connection with any determination under Section 1.3(b) shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, by the Neutral Accountants based on the inverse proportion of disputed amounts resolved in favor of each party. Each of the Sellers and Purchaser shall pay their own costs incurred in connection with this Section 1.3 , including the fees and expenses of their auditors.
     (d) To the extent any amount payable to Purchaser by Sellers under Section 1.3(a) is based upon any write-off of accounts receivable, Purchaser may not submit such write-off as an indemnity claim for breach of Section 3.16.
     (e) The fees and expenses of Olive in connection with the Closing Date Balance Sheet shall be apportioned between the parties as follows: Purchaser shall be responsible for payment of Fifty Percent (50%) of such fees and expenses, the Schwarz Parties shall be responsible for payment of Twenty-Five Percent (25%) of such fees and expenses and Van Horne shall be responsible for payment of One and One-Half Percent (1.5%) of such fees and expenses. The remaining Twenty-Three and One-Half Percent (23.5%) of such fees and expenses shall be paid by the current shareholders of Brown Board Holding, Inc.

                                  ARTICLE II
                                 THE CLOSING

         2.1 Time and Place of Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall be held at 10:00 a.m. local time, on the later of June 30, 1998 or the second business day after the fulfillment or waiver of the conditions set forth in Articles VIII and IX hereof at the offices of Purchaser at 133 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place and time as the parties may agree. If the Closing occurs on or before June 30, 1998, it shall be deemed effective as of the close of business on June 30, 1998.
         2.2 Deliveries by Sellers. At the Closing, Sellers will deliver the following to Purchaser:
         (a) Stock certificates representing the CeCorr Shares, together with duly executed stock powers;
         (b) The stock book, stock ledger, and minute book of each of the CeCorr Companies;
         (c)  The opinion(s) and certificate(s) contemplated by Article IX;
and
         (d) All other documents, instruments and writings required to be delivered by any of the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required or reasonably requested by Purchaser in connection herewith.
         2.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following to Sellers:
         (a) Certificates for the number of shares of G-P Group Stock calculated pursuant to Section 1.2(a);
         (b) The Van Horne Purchase Price by wire transfer of immediately available funds to an account designated by Van Horne;
         (c) The Additional Schwarz Purchase Price by certified or cashier's checks;
         (d)       The opinion(s) and certificate(s) contemplated by Article
VIII; and
         (e) All other documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or otherwise required or reasonably requested by Sellers in connection herewith.
                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLERS

           Sellers hereby jointly and severally represent and warrant to Purchaser as follows:
        3.1 Due Incorporation, Etc. Each of the CeCorr Companies: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation; (b) has all requisite corporate power and authority to conduct its business as it presently is being conducted and to own and lease the properties and assets owned or leased by it; and (c) is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased or the operation of its business makes such licensing or qualification to do business necessary. Complete and correct copies of the Certificate or Articles of Incorporation and Bylaws, as amended to date, of each of the CeCorr Companies have been delivered or made available to Purchaser.
        3.2 No Conflicts, Etc. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sellers will not, except as set forth on Schedule 3.2: (a) with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any provision of (i) the Articles or Certificate of Incorporation or Bylaws of any of the CeCorr Companies, or (ii) any material instrument, license, agreement or commitment to which any of the CeCorr Companies is a party or by which any of their assets or properties are bound; or (b) constitute a violation of any order, judgment or decree to which any of the CeCorr Companies is a party or by which any of the CeCorr Companies' assets or properties are bound.
        3.3 Capital Stock of the CeCorr Companies. (a) The authorized capital stock of CeCorr consists of Ten Thousand (10,000) shares of voting common stock, no par value (the "Voting Common Stock"), of which Three Thousand Two Hundred Forty (3,240) shares are issued and outstanding, and Ninety Thousand (90,000) shares of non-voting common stock, no par value (the "Non-Voting
Common Stock"), of which Twenty-Nine Thousand One Hundred Sixty (29,160) shares are issued and outstanding (the Voting Common Stock and the Non-Voting Common Stock are sometimes hereinafter referred to collectively as the "Common
Stock"). No shares of Common Stock are held by CeCorr in its treasury. There are no securities of CeCorr or any of the other CeCorr Companies outstanding which are convertible into or exchangeable or exercisable for any shares of Common Stock, and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating CeCorr or any of the other CeCorr Companies to issue, sell or transfer any additional shares of Common Stock or any securities convertible into or evidencing the right to subscribe for any shares of Common Stock. All of the CeCorr Shares are duly authorized, validly issued, fully paid and nonassessable, and none of the CeCorr Shares are subject to any option, call or contract right. Except for the Subsidiaries listed on Schedule 1.3, there are no subsidiaries of CeCorr.
        (b) The authorized capital stock, and the issued and outstanding capital stock, of each of the Subsidiaries are set forth on Schedule 3.3(b).
All of the shares of issued and outstanding capital stock of the Subsidiaries (collectively, the "Subsidiary Shares") are owned by CeCorr and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating CeCorr or any of the Subsidiaries to issue, sell or transfer any additional shares of capital stock of any of the Subsidiaries or any securities convertible into or evidencing the right to subscribe for any shares of such stock. All of the Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable, are not subject to any power, call or other contract right, and are owned by CeCorr free and clear of all liens, pledges and other encumbrances. CeCorr has the sole and exclusive right, power and authority to vote the Subsidiary Shares. Upon consummation of the transactions contemplated hereby, Purchaser will acquire title to all of the Subsidiary Shares free and clear of all liens, pledges and encumbrances.
        3.4 Absence of Violations. Except as disclosed on Schedule 3.4, none of the CeCorr Companies is in violation of its Certificate or Articles of Incorporation or Bylaws, or in violation (or with notice or lapse of time or both would be in violation) of any term or provision of: (a) any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction, permit or decree applicable to them or any of their assets, operations or properties; or (b) any agreement, lease, or other document, by which any of them or any of their assets or properties are bound.
       3.5 Condition of Assets. Except as disclosed on Schedule 3.5: (a) to the best of Sellers' knowledge, the improvements, machinery, equipment, furniture, vehicles, tools, inventory and tangible personal property owned, leased, or held by any of the CeCorr Companies for use in the Business are suitable for their present uses; and (b) Sellers have no knowledge of (i) any structural or mechanical defects with respect to any buildings or improvements located on the "Real Property" (as defined in Section 3.14) or (ii) any material defect in any assets used in the Business.
        3.6 Taxes. (a) Each of the CeCorr Companies has duly and timely filed all "Tax Returns" (as defined below) required to be filed by it and has paid all "Taxes" (as defined below) due and payable by it on or prior to the Closing or such Taxes are reflected and reserved against in the "Financial Statements' (as defined in Section 3.10); such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the CeCorr Companies or any other information required to be shown thereon. In particular, but without limitation, none of the Tax Returns contain any position which is or would be subject to penalties under Section 6661 or Section 6662 of the "Code" (as defined below) (or any corresponding provision of any state, local or foreign Tax law). Adequate provision has been made in the Financial Statements for all such Taxes payable for the current year for which Tax Returns are not yet required to be filed. The unpaid Taxes of the CeCorr Companies do not exceed the reserve for Tax liability set forth or included in the Financial Statements. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any of the Tax Returns or payment of any of the Taxes by any of the CeCorr Companies; except as disclosed on Schedule 3.6, there are no investigations, examinations, reassessments, claims, actions, suits or proceedings threatened or pending against any of the CeCorr Companies in respect of any of the Taxes, nor are there any matters under discussion with any federal, provincial, state or local government or taxing authority, relating to any of the Taxes imposed, levied or assessed by any such government or authority.
        (b) Each of the CeCorr Companies has withheld from each payment made to any of its former or present employees, directors, officers or shareholders all amounts which it is required by the laws to which it is subject to withhold or deduct and has duly remitted all amounts so withheld or deducted to the proper recipients thereof within the time limits and in the manner required by such laws.
        (c) Schedule 3.6 lists all tax-sharing agreements or similar arrangements with respect to or involving any of the CeCorr Companies, and copies of all such agreements or arrangements have been or will be provided to Purchaser. Purchaser shall advise Sellers as to any such agreements or arrangements which Purchaser wishes to be terminated and Sellers shall cause same to be terminated as of the Closing Date, and after the Closing Date the CeCorr Companies shall not be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
        (d) Except for the group of which CeCorr is currently a member and except as disclosed on Schedule 3.6, none of the CeCorr Companies have ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.
        (e) All material elections with respect to Taxes affecting any of the CeCorr Companies as of the date hereof, including, but not limited to, elections
(i) to amortize start-up expenditures under section 195(b), (ii) to amortize organizational expenditures under section 248, and (iii) with respect to earnings and profits under Reg. section 1.1502-33(d), are disclosed on Schedule
3.6. After the date hereof, no election with respect to Taxes will be made by any of the CeCorr Companies without the written consent of the Purchaser.
        (f)  Except as disclosed on Schedule 3.6, no asset of any CeCorr
Company is property which such Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former
Section 168(f)(8) of the Code, or any similar provision of any Tax law.
        (g)  Except as disclosed on Schedule 3.6, no asset of any CeCorr
Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.
        (h)  Except as disclosed on Schedule 3.6, no asset of any CeCorr
Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.
        (i) No CeCorr Company is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.
        (j) No CeCorr Company is a party to any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for federal or state income tax purposes.
        (k) Each of the CeCorr Companies is filing all necessary Tax Returns in all states in which it is conducting business.
        (l) Schwarz, Schwarz Partners II, L.P. and Van Horne (hereinafter referred to collectively as the "Indemnifying Sellers", and excluding for all purposes Gaye H. Schwarz either individually or in her capacity as a general partner of Schwarz Partners II, L.P.) will jointly and severally indemnify the Purchaser against and hold it harmless from any liability of any of the CeCorr Companies for Taxes of any person or entity other than the CeCorr Companies under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), for any period ending prior to the Closing Date and for any costs, expenses, attorneys' fees or similar costs incurred by the Purchaser or any of the CeCorr Companies as a result of the assertion of such liability by any taxing authority.
        (m) Each Seller is a United States person within the meaning of the Code.
        (n) No CeCorr Company has, nor have they had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.
        (o) No CeCorr Company is, nor has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.
        (p) Except as disclosed on Schedule 3.6, no item of income or gain reported by any CeCorr Company for financial accounting purposes in any pre-closing period is required or will be required to be included in taxable income for a post-closing period.
        (q) Except as disclosed on Schedule 3.6, there are no outstanding requests for rulings from any Tax authority with respect to any Tax matter of any CeCorr Company.
        (r) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any of the CeCorr Companies.
        (s) As used in this Agreement, the following defined terms shall have the following meanings:
           (i)  "Code" means the Internal Revenue Code of 1986, as amended.
All citations to the Code, or to the Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.
           (ii) "Tax or Taxes" means all taxes, assessments, reassessments, charges, levies and all other imposts, together with all interest, penalties and fines thereon or additions thereto, of whatever kind or nature, including without limitation, gross or net income, ad valorem, alternative or add-on minimum tax, capital stock, capital duty, documentary, employment (including, without limitation, social security and unemployment), environmental, excise, franchise, gains, goods and services, gross receipts, import, intangible, license, mining, net worth, occupation, payroll, privilege, production, profits, property, registration, sales, services, severance, stamp, surplus, transfer, use, wage, wealth withholding, workers compensation, value added taxes, charges, fees and customs duties, imposed, levied or assessed by any federal, state, provincial or local government or taxing authority, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
           (iii) "Tax Returns" means all federal, state or local tax reports, returns, declarations of estimated tax or other information required to be filed with respect to any of the CeCorr Companies, their income, properties or business.
         3.7  Books and Records.  The books and records of the CeCorr
Companies, other than the minutes of directors' and shareholders' meetings and the consents of directors and shareholders (collectively, the `Minutes and Consents') have, in all material respects, been maintained in accordance with good business and bookkeeping practices, and all such books and records, including the Minutes and Consents, accurately reflect in all material respects the ownership and operations of the CeCorr Companies. The minutes of the meetings of the directors and shareholders of each of the CeCorr Companies and their respective stock ledgers, which have been provided to Purchaser, are true and correct records of the subject directors' and shareholders' meetings and of all capital stock issuances and transfers through and including the date hereof.
         3.8 Licenses and Permits. Except as disclosed on Schedule 3.8: (a) the CeCorr Companies are conducting the Business in substantial compliance with all applicable laws and regulations; (b) each CeCorr Company has all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments required to conduct the Business as presently conducted (collectively, the "Licenses and Permits"); (c) all Licenses and Permits are valid, binding, and in full force and effect; and (d) copies of all Licenses and Permits have been delivered or made available to Purchaser.
         3.9 Insurance. Schedule 3.9 contains a complete list of all casualty, property, workers compensation and other insurance policies and arrangements (including without limitation the names of the insurers and the expiration dates thereof) affecting or relating to the ownership, use, or operation of any of the assets or properties of any of the CeCorr Companies.
All such policies and arrangements are in full force and effect and each CeCorr Company is in good standing and compliance thereunder. Except as disclosed on Schedule 3.9: (a) no CeCorr Company has received notice of any pending or threatened cancellation of any such insurance or of any premium increase or any retroactive premium assessment; and (b) there are no pending claims with respect to any CeCorr Company against such insurance as to which insurers have asserted a reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed with such insurers.
         3.10 Financial Statements. Each CeCorr Company has maintained books and records which: (a) are, and during the periods covered by the "Financial Statements" (as hereinafter defined), were correct and complete in all respects; (b) fairly and accurately reflect or reflected its income, cash flow, expenses, assets and liabilities, including the nature thereof and the transactions giving rise thereto; and (c) provide or provided a fair and accurate basis for the preparation of the audited financial statements listed on Schedule 3.10 and the CeCorr Companies' consolidating balance sheet as of February 28, 1998 ("the Consolidating Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements include, on the basis described therein or in the notes thereto, the financial condition and results of operations of the CeCorr Companies as at and for each of the two years ended June 30, 1996 and 1997. The business, assets, properties, rights, obligations, liabilities and operations of the CeCorr Companies as they existed on February 28, 1998 (the "Financial Statement Date"), except for such changes as have occurred in the normal and ordinary course of business since the Financial Statement Date or as otherwise permitted or contemplated by this Agreement, will be, substantially and in all material respects, the business, assets, properties, rights, obligations, liabilities and operations of the CeCorr Companies on the Closing Date. With certain exceptions set forth on Schedule 3.10 or in the Financial Statements or described in the notes thereto, the Financial Statements have been prepared in accordance with GAAP and the Financial Statements are, in all material respects, complete, and present fairly (as the concept is used in certified financial statements) the information shown therein.
         3.11 No Material Adverse Change.  Except as disclosed on Schedule
3.11, since the Financial Statement Date the CeCorr Companies have conducted the Business in the ordinary course and in a manner consistent with the practices applied during the periods specified in the Financial Statements, there has been no material adverse change in the financial condition or results of operations, or the business, assets or operations of any of the CeCorr Companies, and no CeCorr Company has:
          (a) purchased or redeemed directly or indirectly any shares of its capital stock;
          (b) issued or sold or agreed to issue or sell any shares of its capital stock or any option, warrant, conversion or other right to acquire any such share or any securities convertible into or exchangeable for such shares;
          (c) been a party to any corporate reorganization, restructuring or merger or amalgamation or amended its certificate or articles of incorporation or bylaws;
          (d) declared or paid any dividend or declared or made any other distribution (whether in cash, stock or property) on any of the shares of its capital stock;
          (e) incurred or discharged any obligation or liability (whether accrued, absolute or contingent) other than in the ordinary course of and in a manner consistent with past practices for the Business;
          (f) entered into any transaction, contract, agreement, indenture, instrument or commitment other than in the ordinary course of and in a manner consistent with past practices for the Business;
          (g) suffered or incurred any material damage, destruction, loss or liability (whether or not covered by any insurance);
          (h) experienced any strike, lockout or other labor trouble such as slow down or work stoppage, or any loss of any of its key employees, customers, suppliers or distributors;
          (i) suffered any shortage or cessation or interruption of raw materials, supplies or utilities;
          (j) made any change in its accounting principles, policies and practices as utilized in the preparation of the Financial Statements;
          (k) made any loan or advance, or assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of any other person or entity, or permitted any of its assets to be subjected to any lien or security interest;
          (l) granted to any customer any allowance or discount or changed its pricing, credit or payment policies other than in the ordinary course of and in a manner consistent with past practices for the Business;
          (m) incurred any indebtedness, liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of and in a manner consistent with past practices for the Business;
          (n) sold, leased or otherwise disposed of any of its assets or any right, title or interest therein other than in the ordinary course of and in a manner consistent with past practices for the Business;
          (o) made any payment to, or for the benefit of, any present or former employee, director, officer or shareholder otherwise than at the regular rates payable to them, by way of salary, pension, bonus or other remuneration consistent with past practices for the Business;
          (p) committed to any capital expenditure project or made any investment, in either case in excess of Five Hundred Thousand Dollars ($500,000) not disclosed to Purchaser prior to the date of this Agreement or consented to by Purchaser; or
          (q) authorized or agreed to do any of the foregoing matters referred to in this Section 3.11.
         3.12 Material Contracts and Leases. Schedule 3.12 sets forth each written or oral contract and lease relating to the Business to which any of the CeCorr Companies are a party and which involves an executory obligation of more than Fifty Thousand Dollars ($50,000) per annum (collectively, the "Material Contracts"). Each Material Contract is in full force and effect, and no CeCorr Company is in breach of or default under any Material Contract. Complete and correct copies of all written Material Contracts have been made available for inspection by Purchaser, along with a detailed description and explanation of all oral Material Contracts.
         3.13 Undisclosed Liabilities/Assets. Except as disclosed in the Financial Statements or on Schedule 3.13: (a) no CeCorr Company has any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, except for undiscovered or unasserted claims presently unknown to any of the Sellers or CeCorr; and (b) no CeCorr Company holds any loan or advance due by, or any stock, obligation or securities of, or any other interest in, any other person or entity.
         3.14 Real Properties. Schedule 3.14 identifies all real property owned of record or beneficially by any of the CeCorr Companies, or leased by any of the CeCorr Companies (collectively, the "Real Property"). Except as set forth on Schedule 3.14, each CeCorr Company has: (a) (i) with respect to such real properties owned by it, good and marketable title to such real properties, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, conditional sales contracts, encroachments, conditions, security interests and restrictions (collectively, "Liens"), except any such Liens which are unknown to Sellers and which would have been disclosed in an accurate title commitment and survey of such real properties and except for Liens, if any, for real property taxes and assessments for public improvements not yet due and payable, and (ii) with respect to such real properties leased by it, valid leases in full force and effect and with no defaults thereunder; (b) all easements and rights, including but not limited to easements for power lines, water lines, sewers and roadways necessary to conduct the Business conducted on such real properties; and (c) with respect to any real properties owned by it, a valid owner's policy of title insurance insuring fee simple title in its name. Complete and correct copies of all leases and owner's policies of title insurance for all real property owned by any of the CeCorr Companies referred to on Schedule 3.14 have been furnished to Purchaser. No Real Property is subject to any pending condemnation or similar proceeding by any governmental authority, and no CeCorr Company has received any notice that any such condemnation is threatened or contemplated, and no material permit, license or certificate of occupancy pertaining to the ownership or operation of any of the Real
Property, other than those which are transferable with such properties, is required by any governmental body or agency.
         3.15 Equipment and Other Tangible Personal Property. (a) Schedule 3.15(a) sets forth a list of all material items of equipment, including, without limitation, rolling stock, used in the Business as of May 31, 1998
(the "Equipment") and indicates, as to each such item, whether it is owned or leased. As to each item of Equipment which is owned, Schedule 3.15(a) identifies the CeCorr Company holding title. As to each item of Equipment which is leased, Schedule 3.15(a) identifies the lessor, lessee and the subject lease agreement.
         (b)  Except as disclosed on Schedule 3.15(b):  (i) each CeCorr
Company has good title to all of the items of Equipment and other tangible personal property owned by it and valid and subsisting leases with respect to all of the items of Equipment and other tangible personal property leased by it and used in the Business; (ii) all such Equipment and other tangible personal property is reflected on the Financial Statements (except as purchased, leased, sold or disposed of after the Financial Statement Date in the ordinary course of business consistent with past practice); (iii) all such owned Equipment and other tangible personal property is owned free and clear of all Liens; (iv) all such leases of Equipment and other tangible personal property are with individuals who are not related to any of the Sellers or with companies that are not controlled by any of the Sellers; and (v) since
May 31, 1998, none of the Equipment has been sold, leased or otherwise disposed of other than in the ordinary course of business consistent with past practice.
         3.16 Inventories and Accounts Receivable.
         (a) The inventories of raw materials, work in process, finished goods, spares and supplies of the CeCorr Companies reflected on the Financial Statements are reflected thereon at the lower of cost or market value in accordance with GAAP and are in all material respects of good and marketable quality and in sufficient quantity for the conduct of the Business as presently conducted, and the reserves for obsolete or surplus inventories reflected on the Financial Statements are adequate in accordance with GAAP.
         (b) The accounts receivable of the CeCorr Companies reflected on the Financial Statements are reflected thereon in accordance with GAAP and are and will be bona fide, have been and will be properly recorded in the ordinary course of the Business and represent amounts due for goods or services sold or rendered in the ordinary course of the Business, and are collectible in the ordinary course of the Business. The reserves for doubtful accounts reflected on the Financial Statements are adequate in accordance with GAAP. Except as disclosed on Schedule 3.16, Sellers have no knowledge of any disputes, set off rights or defenses to collection of any of the accounts receivable.
         3.17 Intellectual Property. Schedule 3.17 sets forth a list of each patent, patent license, patent application, trade name, trademark, service mark, trademark and service mark registration or pending application, copyright registration and any other proprietary or trade right (other than unregistered copyrights) used in the Business (collectively, the "Intellectual Property"), and all private licenses to use any of the foregoing, other than software licenses. With respect to any patent, copyright, trademark, service mark, trade name or industrial design listed on Schedule 3.17 which is not owned in its entirety by a CeCorr Company, Sellers have (a) identified on
Schedule 3.17 the owner of the subject patent, copyright, trademark, service mark, trade name or industrial design and (b) delivered to Purchaser true and correct copies of the license or other agreement authorizing the CeCorr Companies' use thereof. Except as specifically disclosed on Schedule 3.17, no rights under any such licenses or agreements will be terminated, limited or otherwise adversely affected as a result of the transactions contemplated hereunder, and no CeCorr Company has received any notice or claim alleging that the use of the Intellectual Property by any CeCorr Company conflicts with, infringes upon or violates any intellectual property right of any third party.
         3.18 Bank Accounts. Schedule 3.18 sets out the name of: (a) each bank, trust company other institution with which any CeCorr Company has an account or safekeeping arrangement or safety deposit box and the names of each individual or entity authorized to operate or who has access to such account, arrangement or box on behalf thereof; and (b) each person or entity holding a general or special power of attorney from any CeCorr Company with a summary of the terms thereof.
         3.19 Litigation.
         Except as disclosed on Schedule 3.19: (a) there are no claims, actions, proceedings (public or private) or governmental investigations (collectively, "Claims") pending against or affecting any of the CeCorr Companies, at law or in equity, before or by any federal, state, or municipal court, regulatory agency or other governmental entity, or by any other entity or private person; and (b) there are no existing orders, judgments or decrees of any court or governmental agency against or affecting any CeCorr Company. None of the matters disclosed on Schedule 3.19 would give any third party the right to enjoin or rescind the transactions contemplated hereby.
        3.20 Employees,  Pension and Other Benefit Plans.
        (a) Schedule 3.20(a) lists (i) all the employees who, as of June 15, 1998, were employed by any of the CeCorr Companies whether or not as salaried or hourly employees and whether or not on short-term or long-term disability, accident or sickness, maternity, lay-off or other authorized leave of absence ("Employees") together with their respective positions, years of employment, and rates of remuneration, as at June 15, 1998; (ii) all the Employees who, as of June 15, 1998, are absent from work because of disability or are otherwise incapable of working in their regular duties or who have claimed that they are so disabled or incapable of working as at such date ("Employees on Medical Leave") who are receiving benefits under applicable federal, state or local codes, laws, statutes, regulations, decrees, and orders in force (the "Laws") or the "CeCorr Plans" (as defined in Section 3.20(c)), together with their respective entitlement under the CeCorr Plans, as at June 15, 1998; and (iii) all former Employees who have rights under the CeCorr Plans as at June 15, 1998 ("Retired Employees"). All Employees who are Employees on Medical Leave and all Retired Employees are included (without limitation) and specifically so designated on Schedule 3.20(a).
        (b) Except as disclosed on Schedule 3.20(b), no CeCorr Company is a party to or bound by any collective bargaining agreement or any other agreement with, or commitment to, any union of employees or any contract of employment, written or oral, with any of its Employees.
        (c) Except as disclosed on Schedule 3.20(c), no CeCorr Company is a party to nor does it sponsor, maintain, or contribute to any "Employee Plans". For purposes of this Agreement, the term "Employee Plans" means all "employee welfare benefit plans" and "employee pension benefit plans" as respectively defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder ("ERISA"), all employee benefit and pension plans, all other bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance and incentive plans, contracts, programs, funds, arrangements, policies, or practices and all other plans, contracts, programs, funds, arrangements, policies, or practices that provide or may provide money (other than as current salary or wages), services, property or other benefits, whether written or oral and whether funded or unfunded, including (without limitation) any that have been frozen or terminated since the Financial Statements Date, and any trust, escrow or similar agreement related thereto, whether written or oral and whether funded or unfunded, which are established and maintained by any of the CeCorr Companies with respect to any of their Employees, Retired Employees, independent contractors, directors, officers, shareholders, or their dependents or which are established or maintained by any person (which together with a CeCorr Company is or would have been as of the date of the Agreement treated as a single employer under section 414 of the
Code) (the "Related Persons") or with respect to which any CeCorr Company or the Related Persons have made or are required to make payments, transfers or contributions. The Employee Plans listed in Schedule 3.20(c) (the "CeCorr Plans") are duly registered where required by, and are in good standing under, the Laws, and each of the pension plans thereunder is in the funding status as disclosed on Schedule 3.20(c).
        (d) Sellers have delivered to Purchaser true, complete and up-to-date copies of all documents embodying the CeCorr Plans including, without limitation, all amendments thereto, all funding agreements thereunder (including, but not limited to, trust agreements), all summaries of such CeCorr Plans provided by the CeCorr Companies to any of their Employees, Retired Employees, directors, officers or shareholders, and all material communications received from or sent to the regulatory authorities within the prior two (2) plan years with respect to each such CeCorr Plan as well as the most recent valuation for each defined contribution retirement plan maintained by any of the CeCorr Companies and the most recent actuarial valuation for each of the CeCorr Plans for which such valuations are required. Sellers have delivered to Purchaser a complete written description of all unwritten CeCorr Plans, and will deliver such other documentation with respect to any CeCorr Plan as is reasonably requested by Purchaser.
        (e) Except as disclosed on Schedule 3.20(e) and approved in writing by Purchaser, no promise or commitment has been made by any CeCorr Company (i) to amend any of the CeCorr Plans or to provide increased benefits thereunder to any of its Employees, Retired Employees, directors, officers, shareholders, or their dependents, except pursuant to the requirements, if any, of the CeCorr Plans, nor (ii) to establish any new Employee Plan. No actual amendment to any CeCorr Plan has been adopted by any CeCorr Company since the Financial Statement Date. One or more of the CeCorr Companies has the right pursuant to the terms of each CeCorr Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and at the Closing each CeCorr Plan may be amended to provide that Purchaser immediately after the Closing will have the same rights as such CeCorr Companies unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan. Except as disclosed on Schedule 3.11 or Schedule 3.20(e), the transactions contemplated by this Agreement will not result in any additional payments to, or increase the vested interest of, any Employee, Retired Employee, director, officer, shareholder, or their dependents under any CeCorr Plan; and the transactions contemplated by this Agreement will not result in any payment to any Employee or Retired Employee, director, officer, or shareholder of any CeCorr Company which will be subject to section 280G of the Code.
        (f) Each CeCorr Plan has been established, maintained, and administered in compliance with its terms and all related documents or agreements and in compliance with applicable provisions of ERISA, the Code, and other applicable Laws.
        (g) Except as disclosed on Schedule 3.20(g), all required employer contributions, premium payments and source-deducted employee contributions under the CeCorr Plans have been made and remitted to the funding agents thereunder including, without limitation, all current service costs and special payments within the time prescribed by any such CeCorr Plan and the Laws. All insurance premiums required with respect to any CeCorr Plan, including any premiums payable to the Pension Benefit Guarantee Corporation, have been paid, made, accrued or booked within the time prescribed by any such CeCorr Plan and the Laws. All benefits, expenses and other amounts due and payable to or under any CeCorr Plan, and all contributions, transfers or payments required to be made to any CeCorr Plan, have been paid, made, accrued or booked within the time prescribed by any such CeCorr Plan and the Laws. All of the assets which have been set aside in a trust or account (other than an account which is part of a CeCorr Company's general assets) to satisfy any obligation under any CeCorr Plan are shown on the books and records of each such trust and each such account at their fair market value, such current fair market value as of the last valuation date is equal to or exceeds the present value of any obligation under the CeCorr Plan, and the liabilities for all other obligations under any CeCorr Plan are accurately set forth in the Financial Statements. Except as disclosed on
Schedule 3.20(g), no CeCorr Company has taken any "contribution holiday" with respect to, and has not withdrawn any amount from, the CeCorr Plans.
        (h) Except as disclosed on Schedule 3.20(h), there is no pending or threatened claim with respect to a CeCorr Plan (other than routine and reasonable claims for benefits made in the ordinary course of the CeCorr Plan) or with respect to the terms and conditions of employment or termination of employment by any Employee, Employee on Medical Leave, or Retired Employee, and no audit or investigation by any governmental or other law enforcement agency is pending or has been proposed with respect to any CeCorr Plan.
        (i) No CeCorr Plan is subject to Title IV of ERISA. Neither any of the CeCorr Companies nor any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best of Sellers' knowledge, no event or condition has occurred or exists which could result in any material liability to a CeCorr Company, such Related Person or Purchaser under or pursuant to Title I or IV of ERISA or such penalty, excise tax or joint and several liability provisions of the Code. No CeCorr Plan is subject to the minimum funding standards of section 412 of ERISA or section 302 of the Code; no CeCorr Plan has incurred an "accumulated funding deficiency" within the meaning of such sections of the Code and ERISA, whether or not waived; and no such CeCorr Plan has been terminated. Except as disclosed on Schedule 3.20(i), none of the CeCorr Companies contribute to, nor do they have any obligation to contribute to, a multiemployer plan as defined in Section 4001(a)(3) of ERISA with regard to the Employees or Retired Employees.
        (j) Each of the CeCorr Plans intended to be qualified under section 401(a) of the Code, and the trust, if any, forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or such a determination letter has been timely requested from the Internal Revenue Service within the applicable remedial amendment period specified under the Code, and nothing has occurred since the date of such determination letter or, in the case of a plan without a determination letter, since the inception of the plan that adversely affects such qualification or tax-exempt status. Except as disclosed in
Schedule 3.20(j), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been duly filed or distributed on a timely basis, and copies thereof have been or will be furnished to Purchaser prior to the Closing Date.
        (k) Except as disclosed on Schedule 3.20(k), (i) there is no strike, lockout, or other labor trouble (including, but not limited to, any work slowdown or work stoppage) pending or, to the best of Sellers' knowledge, threatened against or in connection with any CeCorr Company; (ii) there is no union election pending or, to the best of Sellers' knowledge, threatened nor, to the best of Sellers' knowledge, is any union conducting any organizing campaign with respect to any of the Employees; (iii) there is no outstanding grievance under any collective bargaining agreement to which any CeCorr Company is a party; and (iv) there is no unfair labor practice charge pending or, to the best of Sellers' knowledge, threatened against any CeCorr Company (the conditions and occurrences described in sub-sections (i)-(iv) of this Section 3.20(k) being hereinafter referred to collectively as `Labor Controversies'').
        (l) Except as disclosed on Schedule 3.20(l), there has been no notice of violation issued by any state or federal safety and health agency within the three (3) years prior to the date of this Agreement.
        3.21 Environmental Matters. (a) As used herein, the following terms shall have the following meanings:
               (i) "Environment" means soil, land, water and air in their natural state, including, without limitation, land surface or subsurface strata, surface water, ground water and ambient air;
               (ii) "Environmental Authorities" means all federal, state or local governmental bodies or regulatory agencies, foreign or domestic, charged with enforcing any of the Environmental Laws;
               (iii) "Environmental Laws" means all applicable federal, state, or local codes, laws, statutes, regulations, decrees, orders and by-laws in respect of (A) the protection of the quality of the Environment, and (B) the health and safety of employees, in either case including, without limitation, those relating to the release, discharge, escape, disposal or dumping of Hazardous Substances into the Environment or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;
               (iv) "Environmental Permits" means all permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, issued or granted to any of the CeCorr Companies for the purpose of conducting the Business as presently conducted, all of which are disclosed on Schedule 3.21(a); and
               (v) "Hazardous Substances" means all contaminants issued or discharged into the Environment in a greater quantity or concentration than that provided for in any of the Environmental Laws or the presence of which in the Environment is prohibited pursuant to any of the Environmental Laws. For the purposes of the definition, "contaminants" means all solid, liquid or gaseous matter, micro-organism, sound, vibration, ray, heat, water, radiation or a combination of any of them that adversely alters the quality of the Environment.
        (b)  Except as disclosed on Schedule 3.21(b):
           (i) The Environmental Permits are all the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to the Environmental Laws necessary to conduct the Business substantially as presently conducted. The Environmental Permits are in full force and effect and the CeCorr Companies are in substantial compliance in all respects thereunder. The consummation of the transactions contemplated hereunder will not require any renewal, consent, amendment or other action in connection with any of the Environmental Permits. The CeCorr Companies are in substantial compliance with the Environmental Laws applicable to the conduct of the Business. Without limiting the generality of the foregoing, the CeCorr Companies' Riegelsville, New Jersey facility will be leased to Purchaser in compliance with the site assessment and other requirements of the New Jersey Department of Environmental Protection Industrial Site Recovery Act.
           (ii) There is no claim, suit, action or other proceeding, including appeals and applications for review, outstanding or pending against any CeCorr Company pursuant to any of the Environmental Laws.
           (iii) No CeCorr Company has caused the release, spill, leakage, pumping, emission, empty, discharge, injection, escape, leaching, disposal or dumping of any Hazardous Substances on or from any of the Real Property, except in such manner or quantity as would not constitute a violation of any of the Environmental Laws or Environmental Permits.
           (iv) The CeCorr Companies have maintained in respect of the Business records substantially in the manner and for the time periods required by the Environmental Laws and Environmental Permits.
           (v) Since June 30, 1993, no CeCorr Company has received any notice of investigation or non-compliance or written order from any of the Environmental Authorities, including any notice of contamination or clean-up requirements, pursuant to any of the Environmental Laws.
           (vi) The Sellers have, to the best of their knowledge, delivered to the Purchaser true, correct and complete copies of all environmental audit reports which have been prepared by or for any CeCorr Company or any of the Sellers, whether generated internally or by any environmental contractors or consultants, in respect of the Business in the five (5) year period ending on the date of this Agreement.
        3.22 Willamette Indemnification. Corrugated Paper Group, Inc., an Indiana corporation and a CeCorr Company ("CPGI-IN"), holds all rights to indemnification and other rights originally granted to Corrugated Paper Group, Inc., a New Jersey corporation ("CPGI-NJ"), under that certain Indemnification Agreement dated as of September 7, 1990 from Willamette Industries, Inc. to CPGI-NJ, Ferguson Containers, Inc. and Corrugated Paper Group, L.P., and such rights are fully enforceable by CPGI-IN in accordance with the terms of such Indemnification Agreement.
        3.23 Computer Equipment/Year 2000 Warranty. Schedule 3.23 sets forth a complete and accurate list of all computer hardware, software and other equipment containing embedded computer chips used in the Business. Sellers have fully and accurately disclosed to Purchaser all of the CeCorr Companies' plans, reports, studies, surveys, questionnaires, communications with vendors and other information regarding problems with any such hardware, software or equipment associated with or relating to the change in any year, up to, through and including the Year 2000.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF THE SCHWARZ PARTIES

         Each of the Schwarz Parties hereby jointly and severally represents and warrants to Purchaser as follows:
         4.1 Title to Shares. All of the Schwarz Shares are owned by the Schwarz Parties as set forth on Exhibit A free and clear of all liens, pledges and other encumbrances. The Schwarz Parties have the sole and exclusive right, power and authority to vote the Schwarz Shares. Upon consummation of the transactions contemplated hereby, Purchaser will acquire title to all the Schwarz Shares free and clear of all liens, pledges and encumbrances.
         4.2 Authorization/Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each of the Schwarz Parties have been or prior to the Closing will be duly authorized by any and all requisite partnership, trust or other organizational action. This Agreement has been duly executed and delivered by each of the Schwarz Parties and (assuming the due authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of the Schwarz Parties, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Schwarz Parties has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Except as otherwise disclosed on Schedule 4.2, the Schwarz Parties' execution and delivery of this Agreement, their compliance with the terms hereof and their consummation of the transactions contemplated hereby, does not and will not: (a) with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any provision of any partnership or trust document applicable to any of them; (b) constitute a violation of any order, judgment or decree to which any of them is a party; or (c) require any of them or any CeCorr Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.
         4.3 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Schwarz Parties directly with Purchaser, without the intervention of any third party on their behalf in such manner as to give rise to any valid claim by any third party against Purchaser or any CeCorr Company for a finder's fee, brokerage commission, or similar payment.
         4.4 Knowledge as to Certain Matters. To the best of the Schwarz Parties' knowledge:
         (a) No condemnation or similar proceeding by any governmental authority is threatened or contemplated regarding any of the Real Property;
         (b) Except as disclosed on Schedule 3.17, the use of the Intellectual Property by the CeCorr Companies does not in any material respect conflict with, infringe upon or violate any intellectual property right of any third party;
         (c) Except as disclosed on Schedule 3.19, there are: (i) no claims, actions, proceedings (public or private) or governmental investigations threatened against or affecting any of the CeCorr Companies; and (ii) no orders, judgments or decrees of any court or governmental agency threatened against or affecting any of the CeCorr Companies;
         (d) Except as disclosed on Schedule 3.20(k), there are no Labor Controversies threatened against any of the CeCorr Companies;
         (e)  Except as disclosed on Schedule 3.21(b):
           (i) No fact or circumstance exists that is likely to prohibit or prevent the issuance to the Purchaser of any of the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, which are necessary for the Purchaser to conduct the Business substantially as presently conducted;
           (ii) There is no claim, suit or proceeding threatened against any CeCorr Company pursuant to any of the Environmental Laws, and no facts or circumstances exist which are reasonably likely to give rise to such a claim, suit, or proceeding; and
           (iii) No facts or circumstances exist that would result in the issuance to any CeCorr Company of any notice of investigation or non-compliance or written order from any of the Environmental Authorities pursuant to any of the Environmental Laws.
         4.5 Disclosure. No representation or warranty of any of the Schwarz Parties contained in this Agreement, and no statement by any of them contained herein or in any certificate or document furnished to Purchaser pursuant hereto, knowingly contains any untrue statement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF VAN HORNE

         Van Horne hereby represents and warrants to Purchaser as follows:
         5.1 Title to Shares. All of the Van Horne Shares are owned by Van Horne free and clear of all liens, pledges and other encumbrances. Van Horne has the sole and exclusive right, power and authority to vote the Van Horne Shares. Upon consummation of the transactions contemplated hereby, Purchaser will acquire title to all the Van Horne Shares free and clear of all liens, pledges and encumbrances.
         5.2 Authorization/Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Van Horne have been or prior to the Closing will be duly authorized by any and all requisite action. This Agreement has been duly executed and delivered by Van Horne and (assuming the due authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of Van Horne, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Van Horne has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Except as otherwise disclosed on
Schedule 5.2, Van Horne's execution and delivery of this Agreement, his compliance with the terms hereof and his consummation of the transactions contemplated hereby, does not and will not: (a) with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any provision of any agreement applicable to him; (b) constitute a violation of any order, judgment or decree to which he is a party; or (c) require him to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.
         5.3 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Van Horne directly with Purchaser, without the intervention of any third party on his behalf in such manner as to give rise to any valid claim by any third party against Purchaser or any CeCorr Company for a finder's fee, brokerage commission, or similar payment.
         5.4 Knowledge as to Certain Matters. To the best of Van Horne's knowledge:
         (a) No condemnation or similar proceeding by any governmental authority is threatened or contemplated regarding any of the Real Property;
         (b) Except as disclosed on Schedule 3.17, the use of the Intellectual Property by the CeCorr Companies does not in any material respect conflict with, infringe upon or violate any intellectual property right of any third party;
         (c) Except as disclosed on Schedule 3.19, there are: (i) no claims, actions, proceedings (public or private) or governmental investigations threatened against or affecting any of the CeCorr Companies; and (ii) no orders, judgments or decrees of any court or governmental agency threatened against or affecting any of the CeCorr Companies;
         (d) Except as disclosed on Schedule 3.20(k), there are no Labor Controversies threatened against any of the CeCorr Companies; and
         (e)  Except as disclosed on Schedule 3.21(b):
           (i) No fact or circumstance exists that is likely to prohibit or prevent the issuance to the Purchaser of any of the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, which are necessary for the Purchaser to conduct the Business substantially as presently conducted;
           (ii) There is no claim, suit or proceeding threatened against any CeCorr Company pursuant to any of the Environmental Laws, and no facts or circumstances exist which are reasonably likely to give rise to such a claim, suit, or proceeding; and
           (iii) No facts or circumstances exist that would result in the issuance to any CeCorr Company of any notice of investigation or non-compliance or written order from any of the Environmental Authorities pursuant to any of the Environmental Laws.
         5.5 Disclosure. No representation or warranty of Van Horne contained in this Agreement, and no statement by him contained herein or in any certificate or document furnished to Purchaser pursuant hereto, knowingly contains any untrue statement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:
         6.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
         6.2 Authorization, No Conflicts, Etc. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been or prior to the Closing will be duly authorized by all requisite corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by Sellers) is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not:
(a) violate any provisions of law applicable to Purchaser; (b) with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of Purchaser; or (c) constitute a violation of any order, judgment or decree to which Purchaser is a party where such violation could have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement.
         6.3 Consents and Approvals. The execution and delivery by Purchaser of this Agreement does not, and compliance by Purchaser with the terms hereof and consummation by Purchaser of the transactions contemplated hereby will not, require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any third party except: (a) as disclosed on Schedule 6.3 hereto; and (b) those which the failure to obtain will have no material adverse effect on any of the transactions contemplated hereby.
         6.4 G-P Group Stock. All of the shares of G-P Group Stock to be delivered to Schwarz at Closing (the "Consideration Shares") shall: (a) be duly authorized, validly issued, fully paid and nonassessable: (b) not be subject to any power, call or other contract right of any third party; and (c) be transferred to the Schwarz Parties free and clear of all liens, pledges and other encumbrances. Upon delivery at Closing, the Schwarz Parties shall have the sole and exclusive right, power and authority to vote the Consideration Shares.
         6.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers, without the intervention of any third party on behalf of Purchaser in such manner as to give rise to any valid claim by any third party against Sellers for a finder's fee, brokerage commission, or similar payment.
         6.6 Qualifications. To Purchaser's knowledge, there are no facts which would, as a matter of law, disqualify Purchaser from acquiring the CeCorr Shares or making changes in the ownership, control, directors, officers or management of the CeCorr Companies as contemplated by this Agreement.
         6.7 Legal Proceedings. There are no legal, administrative, or other proceedings or governmental investigations pending or, to the best knowledge of Purchaser, threatened, against Purchaser which would give any third party the right to enjoin or rescind the transactions contemplated hereby.
         6.8 Disclosure. No representation or warranty of Purchaser contained in this Agreement, and no statement contained herein or in any certificate or document furnished to Sellers pursuant hereto, knowingly contains any untrue statement of a material fact or intentionally omits to state a material fact necessary in order to make the statements contained herein not misleading.
         6.9  No Knowledge of Material Breach.  Except as disclosed on
Schedule 6.9, to the best of Purchaser's knowledge there exists no fact or circumstance that would cause any representations of Sellers to be materially incorrect or untrue. For purposes of determining whether Purchaser shall be deemed to have "knowledge" under this Section 6.9, the actual knowledge of each of the persons listed on Schedule 6.9, and only such persons, shall be imputed to Purchaser, and each of such persons shall be deemed to have read this Agreement and the Schedules hereto.
         6.10 Financial Resources. Purchaser has adequate resources to complete the transactions contemplated hereunder.

                                  ARTICLE VII
                                   COVENANTS

         The parties, as specified in this Article VII, covenant and agree as follows:
         7.1 Maintenance and Preservation of Business. During the period from the date hereof to the Closing Date or the date of termination of the parties' obligation to close under this Agreement, except as may be specifically approved in writing by Purchaser, Sellers shall cause the CeCorr Companies to conduct the Business only in the ordinary course and substantially in the same manner as presently conducted and to not make or institute any new methods, principles or practices of manufacture, purchase, sale, lease, management, accounting or operation except in the ordinary course of business, and will use their best efforts to maintain the CeCorr Companies' business organizations and their relationships with and the goodwill of their suppliers, distributors, licensors, customers and others having business relations with them, so as to maintain the goodwill and ongoing business of the CeCorr Companies. By way of illustration and without limiting the generality of the foregoing, Sellers shall cause each of the CeCorr Companies to:
         (a) use reasonable efforts to preserve intact and keep available the services of its present employees through the Closing Date;
         (b)  use reasonable efforts to keep in effect through the Closing
Date the insurance policies identified on Schedule 3.9 hereto or to procure similar coverage, and to cooperate fully with the Purchaser and take such actions as the Purchaser may reasonably request (including, without limitation, placing insurance carriers on notice of this Agreement and/or providing or seeking necessary consents) to ensure that from and after the Closing Date, the Purchaser will be entitled to make claims (or receive the proceeds of claims) under all such policies. In addition, Sellers agree, if so requested by Purchaser, to make all reasonable and necessary efforts to purchase, at the Purchaser's expense, extended reporting coverages or the equivalent thereof for five (5) years from the Closing Date for all current claims made or modified claims made coverages of the CeCorr Companies and the Business including, without limitation, all casualty, liability and directors and officers coverages;
         (c) maintain all its physical properties in their condition as of the Financial Statement Date subject only to ordinary wear and tear;
         (d) perform and comply in all material respects with the terms of the Material Contracts;
         (e) manage its working capital, including accounts receivable, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due;
         (f) except as disclosed on Schedule 7.1(f), not sell, transfer, mortgage or pledge, or create or permit to be created any lien or security interest on, any of its assets other than in the ordinary course of business;
         (g) except as disclosed on Schedule 7.1(g), not incur any material obligations or liabilities other than in the ordinary course of business or incur any indebtedness for borrowed money which is not repaid prior to the Closing Date;
         (h) except as disclosed on Schedule 7.1(h), not amend or terminate any employee benefit plans or increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant of CeCorr, except in the ordinary course of business or in accordance with existing compensation policies or the existing terms of contracts entered into prior to the date of this Agreement;
         (i) not make any change in the number of shares of its capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock;
         (j) except as disclosed on Schedule 7.1(j), not amend its Articles or Certificate of Incorporation or Bylaws; or
        (k) not make any acquisition other than in the ordinary course of business.
        7.2 Access to Information/Confidentiality. (a) Sellers shall, and shall cause each of the CeCorr Companies to allow Purchaser and its representatives, at Purchaser's expense and upon reasonable notice and during regular business hours, to make such investigation of the business, properties, books and records of the CeCorr Companies, and to conduct such examination of their financial and legal condition, as Purchaser deems necessary or advisable to familiarize itself with such business, properties, books, records, financial and legal condition and other matters. Without limiting the generality of the foregoing, Sellers shall, and shall cause each of the CeCorr Companies to allow Purchaser and its representatives full access to all premises of the CeCorr Companies and to produce or cause to be produced for inspection by Purchaser, its employees and representatives, all title documents, title deeds, minute books, share registers, agreements, contracts, leases, licenses, insurance policies, pension and benefit plans, documents relating to pending lawsuits and all other books, records and information which in the reasonable opinion of the Purchaser is required to make an examination of the CeCorr Companies and their business and properties and to verify the accuracy of Sellers' joint and individual representations and warranties contained herein. Purchaser and its authorized representatives will conduct all such investigations in a manner which will minimize any disruptions of the business and operations of the CeCorr Companies.
        (b) Until the Closing Date, Purchaser will hold any information regarding the CeCorr Companies accessed or otherwise made available to Purchaser by Sellers or any of the CeCorr Companies, including the results of any environmental testing performed by Purchaser or its representatives pursuant to Section 7.8, in accordance with the provisions of the Non-Disclosure Agreement between Purchaser and CeCorr dated as of February 17,
1998 (the "Non-Disclosure Agreement"), a copy of which is attached hereto as
Exhibit 7.2. Upon any termination of this Agreement, Purchaser and its representatives shall return all such information to CeCorr.
        7.3 Related Party Debt. Sellers agree that they will cause all debt owing by any of the CeCorr Companies to Sellers, and all debt owing by any of the Sellers to any of the CeCorr Companies, to be eliminated prior to the Closing Date, and will terminate prior to the Closing Date, without any liability to any CeCorr Company, all consulting agreements between any Seller and any CeCorr Company.
        7.4 Tax Assistance. Sellers shall be solely responsible for the preparation of all Tax Returns of the CeCorr Companies for any period ending on or before the Closing Date, including but not limited to the state and federal income tax returns for the fiscal year ending on the Closing Date. Sellers shall deliver a copy of such Tax Returns and supporting documentation to Purchaser for Purchaser's review and approval, which approval shall not be unreasonably withheld, at least thirty (30) business days prior to the due date (including extensions) for such Tax Returns. Purchaser shall deliver any objections to Sellers within ten (10) business days following Purchaser's receipt of such Tax Returns from Sellers. After the Closing Date, Sellers shall furnish or cause to be furnished to Purchaser, upon request, such information with respect to the CeCorr Companies as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any tax audit or for the prosecution or defense of any proceeding or proposed adjustment with respect to Taxes of any CeCorr Company or the Purchaser.
        7.5 Title Insurance. Sellers shall cooperate, and shall cause the CeCorr Companies to cooperate with Purchaser with respect to obtaining current title examination reports in accordance with Section 9.6, including providing owner's affidavits and taking such other actions as may reasonably be requested by Purchaser. The cost of obtaining such current title examination reports shall be borne by Purchaser.
        7.6 Antitrust Approvals. Nothing in this Agreement shall be deemed to limit the ability of Purchaser to contest, in any appropriate administrative or judicial forum, any effort of any federal, state or local governmental authority to require the divestiture by Purchaser of particular assets or categories of assets or businesses of the Purchaser or any of its subsidiaries or of any CeCorr Company.
        7.7 Consulting and Noncompetition Agreements. Prior to or at the Closing, Schwarz shall execute and deliver a consulting agreement in substantially the form attached as Exhibit 7.7A and Van Horne shall enter into a noncompetition agreement with Purchaser in substantially the form attached as
Exhibit 7.7B.
        7.8 Environmental Audit. Purchaser and Sellers agree to keep all environmental audit or survey reports and other environmental information generated by or exchanged among the parties pursuant to this Agreement confidential and not to disclose or use for any purpose not expressly contemplated by this Agreement, or permit any other party to use for any purpose, any such reports or information concerning the Real Property.
Purchaser shall remedy any damage to the Real Property which is caused by any environmental audit or survey performed on Purchaser's behalf at the Real Property.
         7.9 Books and Records. Each of the parties hereto agrees that, so long as any of the books, records or files of the CeCorr Companies remain in existence and are under its direct or indirect control, the other parties shall have the right, following reasonable notice, to inspect and to make copies (at its expense) of the same during business hours with respect to any litigation related to the ownership of any of the CeCorr Companies, or for any similar proper purpose. Neither the Sellers, on the one hand, or the Purchaser, on the other hand, will destroy, without first having offered to deliver to the other, any of such books, records and files for a period of five (5) years after the Closing Date.
        7.10 Placement of Consideration Shares. Sellers and Purchaser acknowledge and agree that it is their intent that the transfer of the Consideration Shares to the Schwarz Parties at Closing constitute a private placement of securities pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder (the "Private Placement"), and that the Consideration Shares will not be registered under the Securities Act. Purchaser shall deliver to each of the Schwarz Parties, prior to the Closing Date, a confidential private placement memorandum dated May 28, 1998 (a "Private Placement Memorandum") in connection with the Private Placement. Prior to Closing, each of the Schwarz Parties receiving Consideration Shares at the Closing shall deliver to Purchaser such representations and undertakings as in the opinion of Purchaser's counsel shall reasonably be required to effectuate the Private Placement.
        7.11 Put Agreement. Prior to or at the Closing, Purchaser and each of the Schwarz Parties receiving Consideration Shares at Closing shall enter into a Put Agreement in substantially the form attached hereto as Exhibit 7.11.
        7.12 Lien Search. Prior to Closing, Purchaser shall have a UCC, judgment and tax lien search (the "Lien Search") performed on the CeCorr Companies, at the Purchaser's expense.
        7.13 Consents and Further Actions. As soon as practicable, Sellers and Purchaser will commence to take all reasonable action required to obtain all consents, approvals and agreements of any third parties necessary or desirable to authorize, approve or permit the full and complete consummation of the transactions contemplated by this Agreement. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use all reasonable efforts to take, or cause to be taken, all action, or do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Sellers and Purchaser agree that from and after the Closing Date, if reasonably requested by the other, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary or desirable to convey and transfer to Purchaser more effectively the CeCorr Shares or any of the business, assets, properties, rights, obligations, liabilities or operations of the CeCorr Companies.
        7.14 Indemnity Agreement (Captive Insurance Program). Prior to or at the Closing, an indemnity agreement in substantially the form attached as
Exhibit 7.14 shall be executed and delivered by J.W. & J.A., Inc.; TransCorr, LLC; G.H.S. Associates, Inc.; C.M. Trailer Leasing, Inc.; J.S., LLC; S.V. Partners; LeaseCorr LLC; Schwarz Partners, LP; RAM Leasing Inc.; Forum Leasing LLC and the Purchaser.
         7.15 Waiver of Rights Under Shareholders Agreement. Each of the Sellers hereby waives any right of first refusal with regard to any of the CeCorr Shares and any and all other rights they may have under that certain Shareholder's Agreement dated September 30, 1992, or pursuant to Section 2.04 of the By-laws of CeCorr.
        7.16 CeCorr Plans. Purchaser shall take such action as may be necessary to cause the CeCorr Companies to continue the CeCorr Plans through at least December 31, 1998; provided, however, the CeCorr, Inc. Profit Sharing Plan ("Profit Sharing Plan") and CeCorr, Inc. 401(k) Plan ("401(k) Plan") shall be amended at or prior to Closing to provide that the accrued benefits of the Employees who are participants in each such plan are 100% vested and nonforfeitable at Closing. Purchaser shall cause the CeCorr Companies after Closing to transfer the accounts of the participants in the Profit Sharing Plan and 401(k) Plan who are, after the Closing, employees of TransCorr, LLC, and related assets held in trust thereunder in a trustee-to-trustee transfer from each such respective plan to the trustee for a profit sharing plan and Section 401(k) plan qualified under Code Section 401(a) established and maintained by TransCorr, LLC (or other entity designated by Seller), subject to the rules and procedures set forth on Schedule 7.16. At or prior to Closing, CeCorr shall have approved, by appropriate shareholder and director action, the payment of discretionary bonuses to specified employees of the CeCorr Companies conditioned upon the consummation of the transactions contemplated by this Agreement.
        7.17 Litigation Indemnity. The Indemnifying Sellers shall, following the Closing, jointly and severally indemnify and hold harmless Purchaser and each of the CeCorr Companies from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from any judgments, awards or settlements, including legal costs and expenses, relating to any Claims pending against any of the CeCorr Companies as of the Closing Date, whether or not any such Claims are disclosed on Schedule 3.19. With respect to each such Claim, the Indemnifying Sellers shall either (a) pay the Claim either in full or upon compromise agreed to by the Indemnifying Sellers or (b) dispute the Claim and thereafter defend against it and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Sellers, and the cost of such defense shall be borne by them, except that the Purchaser or the CeCorr Companies shall have the right to participate in such defense at their own expense. If the Indemnifying Sellers fail to take action with regard to a Claim as set forth above, then the Purchaser shall have the right to pay, compromise or defend such Claim and to assert the amount of any payment on the Claim plus the expense of defense or settlement as an indemnity claim under this Section 7.17. The Purchaser shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of any Claim by the Indemnifying Sellers and any expenses incurred by so acting shall be paid by the Indemnifying Sellers.
        7.18 Indemnity for Board and Stockholder Actions. The Indemnifying Sellers shall, following the Closing, jointly and severally indemnify and hold harmless Purchaser and each of the CeCorr Companies from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from any action of the board of directors or stockholders of any CeCorr Company taken prior to the Closing which is not reflected in the books and records of such CeCorr Company which have been or will be provided to Purchaser by the Sellers prior to the Closing.

                                 ARTICLE VIII
                   CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, in the discretion of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:
         8.1 Representations and Warranties. All representations and warranties of Purchaser contained in Article VI of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).
         8.2 Performance of Obligations. Purchaser shall have performed or complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date, including, without limitation, those contained in Article VII of this Agreement.
         8.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.
         8.4 Opinion of Counsel. Purchaser shall have delivered to Sellers an opinion of Kenneth F. Khoury, Vice President and Secretary of Purchaser, dated the Closing Date, in form and substance satisfactory to Sellers, as to the matters contained in Sections 6.1, 6.2 and 6.3. Mr. Khoury may, as to facts material to such opinion which are not independently established by him, rely on certificates of public officials or of other officers of the Purchaser. As to matters not covered by federal laws, he may rely upon opinions of local counsel or other members of Purchaser's legal department.
         8.5 Certificates. Purchaser shall have furnished Sellers with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Sellers.
         8.6 Ancillary Agreements. Purchaser shall have entered into each of the leases, contracts and agreements listed on Schedule 8.6.
         8.7 Purchase of CSC Stock. Purchaser shall have consummated the purchase of all of the remaining issued and outstanding shares of Common Stock, other than the CeCorr Shares, from Brown Board Holding, Inc., a Delaware corporation formerly known as Corrugated Supplies Corp.

                                  ARTICLE IX
                    CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, in the discretion of the Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:
         9.1 Representations and Warranties. All representations and warranties of Sellers, the Schwarz Parties and Van Horne contained in Articles III, IV and V of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing
Date (which need only be true and correct in all material respects as of such date or time).
         9.2 Performance of Obligations. Sellers shall have performed or complied, in all material respects, with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by any of them prior to or at the Closing Date, including, without limitation, those contained in Article VII of this Agreement.
         9.3 Permits, Consents and Approvals. The parties shall have received, without any condition materially adverse to Purchaser or any of the CeCorr Companies, all permits, consents, orders and approvals required by any federal, state or local governmental authority, as the case may be, for the purposes of the consummation of the transactions contemplated hereby, and all statutory periods in connection with notification procedures required under applicable antitrust laws and regulations shall have lapsed.
         9.4 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement or restricting any of the CeCorr Companies from conducting the Business in the usual course consistent with past practice.
        9.5 Environmental Matters. The results of the environmental audits or surveys of the Real Property performed by or on behalf of the Purchaser shall not have identified any matter or matters relating to compliance with Environmental Laws or to the handling, storage, transportation, treatment, disposal, release or potential release into the soil or groundwater on the Real Property of any Hazardous Substances which, in the aggregate, is or is reasonably likely to be adverse to the Real Property or the results of operations, business or financial condition or prospects of the CeCorr Companies, and as to which Sellers were unable or unwilling to remediate or otherwise correct to Purchaser's satisfaction.
         9.6 Title to Real Property. Purchaser shall have obtained current title examination reports indicating that as of the Closing Date each of the CeCorr Companies identified on Schedule 3.14 as owning any of the Real
Property has good and marketable title in fee simple absolute to such Real Property, free and clear of all title defects, liens or encumbrances of any nature whatsoever, except as described in such title reports and which are reasonably acceptable to Purchaser.
         9.7 Lien Search. The Lien Search shall not have revealed any Lien not disclosed on Schedule 3.15(b).
         9.8 Opinion of Counsel. Sellers shall have delivered to Purchaser an opinion or opinions of Sellers' counsel(s), dated the Closing Date, in form and substance satisfactory to Purchaser, as to the matters contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 5.1 and 5.2. Counsel may, as to facts material to such opinion which are not independently established by such counsel, rely on certificates of public officials or of officers of CeCorr.
         9.9 Resignations and Releases. Resignations of all directors and officers of the CeCorr Companies specified in any written notice from Purchaser provided to Sellers prior to Closing shall have been delivered to Purchaser, effective upon the Closing, including a release from any and all their respective claims against the CeCorr Companies.
         9.10 Certificates. Sellers shall have furnished Purchaser with such certificates of Sellers and of the CeCorr Companies' officers, directors and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Purchaser.
         9.11 Purchase of CSC Stock. Purchaser shall have consummated the purchase of all of the remaining issued and outstanding shares of Common
Stock, other than the CeCorr Shares, from Corrugated Supplies Corp., a
Delaware corporation.
         9.12 Ancillary Agreements. Sellers shall have entered into, or caused the appropriate CeCorr Companies to enter into, the leases, contracts and agreements listed on Schedule 8.6.
         9.13 Shareholder Approvals. Sellers shall have made adequate disclosure to and obtained the approval of the persons owning more than seventy-five percent (75%) of the voting power of the outstanding Common Stock in order to comply with the shareholder approval requirement of section 280G(b)(5) of the Code with respect to any payments made or to be made to employees of any CeCorr Companies.
         9.14 Seller Acknowledgments. Each of the Schwarz Parties receiving Consideration Shares at Closing shall have acknowledged that they have requested and received all information necessary to make an informed decision to exchange their CeCorr Shares for Consideration Shares.
         9.15 Accredited Investors. Each of the Schwarz Parties receiving Consideration Shares in the Private Placement shall constitute an `accredited investor' as that term is defined under the Securities Act of 1933, as amended, and shall have completed and returned to Purchaser an Investor Questionnaire delivered with the Private Placement Memorandum.

                                  ARTICLE X
                           SURVIVAL; INDEMNITIES

         10.1 Survival. Subject to the specific limitations and other express provisions of this Agreement: (a) the representations and warranties of the parties contained in Sections 3.1, 3.2, 3.3, 3.14, 3.15, 4.1, 4.2, 4.3, 5.1,
5.2, 5.3 and 6.5 shall remain in full force and effect without limitation as to time except as may be limited by law; (b) the representations and warranties of the parties contained in Sections 3.21 (other than those contained in Section 3.21(b)(i)), 4.4(e) and 5.4(e) shall remain in full force and effect for a period of ten (10) years after the Closing Date; (c) the representations and warranties of the parties contained in Sections 3.6 and 3.20 shall remain in full force and effect until expiration of the applicable statute of limitations or prescription period; and (d) all other representations and warranties of the parties contained herein shall remain in full force and effect for a period of three (3) years after the Closing Date.
         10.2 Indemnification.
         (a) By the Indemnifying Sellers. The Indemnifying Sellers shall jointly and severally indemnify, save and hold harmless Purchaser and its subsidiaries, from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from: (i) the breach or inaccuracy of any representations and warranties of Sellers contained in Article III hereof;
(ii) the breach by Sellers of any of the covenants or agreements made by them in Sections 7.1, 7.2(a), 7.3, 7.4, 7.5, 7.8, 7.9, 7.13, 7.17, 7.18 or 7.19 of
this Agreement; and (iii) any misrepresentation contained in any certificate furnished by or on behalf of Sellers pursuant to this Agreement.
         (b)  By the Indemnifying Schwarz Parties.  Schwarz and Schwarz
Partners II, L.P. (collectively, the "Indemnifying Schwarz Parties", and excluding for all purposes Gaye H. Schwarz, either individually or in her capacity as a general partner of Schwarz Partners II, L.P.) shall jointly and severally indemnify, save and hold harmless Purchaser and its subsidiaries, from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from: (i) the breach or inaccuracy of any representations and warranties of the Schwarz Parties contained in Article IV hereof; (ii) the breach by any of the Schwarz Parties of any of the covenants or agreements made by them in Section 7.7, 7.10, 7.11 or 7.14, or on Schedule 7.16 of this Agreement; and (iii) any misrepresentation contained in any certificate furnished by or on behalf of any of the Schwarz Parties pursuant to this Agreement.
         (c) By Van Horne. Van Horne shall indemnify, save and hold harmless Purchaser and its subsidiaries, from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from: (i) the breach or inaccuracy of any representations and warranties of Van Horne contained in
Article V hereof; (ii) the breach by Van Horne of any of the covenants or agreements made by him in Section 7.7 of this Agreement; and (iii) any misrepresentation contained in any certificate furnished by or on behalf of Van Horne pursuant to this Agreement.
         (d) By Purchaser. Purchaser shall indemnify, save and hold harmless Sellers from and against any and all actual costs, losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising out of or resulting from: (i) the breach or inaccuracy of any representations and warranties of Purchaser contained in Article VI hereof;
(ii) the breach by Purchaser of any of the covenants or agreements made by it in Article VII of this Agreement; and (iii) any misrepresentation contained in any certificate furnished by or on behalf of Purchaser pursuant to this Agreement.
        (e) Third Party Claims. If any claim or demand is asserted against an indemnified party by a third party with respect to any matter under the indemnities set forth in Sections 10.2(a), (b), (c) or (d) (a "Third Party Claim"), the indemnified party shall promptly give written notice and details thereof, including copies of all pleadings and the pertinent documents, to the indemnifying party. Within twenty (20) days of receipt of such notice, the indemnifying party shall either (i) pay the Third Party Claim either in full or upon compromise agreed to by the indemnifying party or (ii) notify the indemnified party that the indemnifying party disputes the Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the indemnifying party, and the cost of such defense shall be borne by it, except that the indemnified party shall have the right to participate in such defense at its own expense. If the indemnifying party fails to take action within twenty (20) days as set forth above, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the indemnifying party and any expenses incurred by so acting shall be paid by the indemnifying party.
        (f)  Payment.  With respect to all claims other than Third Party
Claims, the indemnifying party shall promptly pay or reimburse the indemnified party in respect of any claim or liability for any cost, loss, damage or expense to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). In the event the indemnifying party fails or refuses to make payment for such claims within a period of twenty (20) days from the date of notice to the indemnifying party, the indemnified party shall be entitled to commence the dispute resolution process set forth under Section 12.3(b).
        (g) Access and Information. With respect to any claim for indemnification hereunder, the indemnified party will give to the indemnifying party and its counsel, accountants and other representatives reasonable access, during normal business hours and upon the giving of reasonable prior notice, to their books and records relating to such claims, and to their employees, accountants, counsel and other representatives, all without charge to the indemnifying party, except for reimbursement of reasonable out-of-pocket expenses. In this regard, upon notice of an indemnification claim, the indemnified party agrees to use reasonable efforts to maintain any of its books and records which it knows may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the indemnifying party to resolve such claim.
         (h)  Limitations on Indemnification.
         (i) Anything in this Agreement to the contrary notwithstanding, the parties hereto agree that none of them shall be liable to any other party pursuant to the indemnification provisions of paragraphs (a), (b), (c) or (d) of this Section 10.2 relating to the breach or inaccuracy of any representation or warranty contained herein unless notice of such claim for indemnification pursuant to paragraph (e) or (f) of this Section 10.2 is received by the party from whom indemnification is being sought prior to expiration of the applicable survival period for the subject representation or warranty under Section 10.1.
        (ii) The Indemnifying Schwarz Parties shall not be obligated hereunder to indemnify Purchaser with respect to any liabilities, losses, claims, judgments, damages, expenses and costs as to which Purchaser is otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of indemnification so asserted exceeds One Hundred Thousand Dollars ($100,000), and thereafter Purchaser shall be entitled to indemnity from the Indemnifying Schwarz Parties hereunder only with respect to any amounts in excess of One Hundred Thousand Dollars ($100,000); provided, however, that the foregoing limitation shall not apply to any individual indemnity claim which itself is in excess of One Hundred Thousand Dollars ($100,000), nor shall the amount of any such individual claim count toward the aggregate One Hundred Thousand Dollar ($100,000) threshold. The Indemnifying Schwarz Parties' maximum aggregate obligation to Purchaser pursuant to this Section 10.2: (A) for any breach or inaccuracy of the representations and warranties contained in Section
3.21 shall not exceed Fifty Million Dollars ($50,000,000); and (B) for any other indemnifiable claims hereunder shall not exceed Thirty Million Dollars ($30,000,000).
        (iii)  Van Horne shall not be obligated hereunder to indemnify
Purchaser with respect to any liabilities, losses, claims, judgments, damages, expenses and costs as to which Purchaser is otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of indemnification so asserted exceeds One Hundred Thousand Dollars ($100,000), and thereafter Purchaser shall be entitled to indemnity from Van Horne hereunder only with respect to any amounts in excess of One Hundred Thousand Dollars ($100,000); provided, however, that the foregoing limitation shall not apply to any individual indemnity claim which itself is in excess of One Hundred Thousand Dollars ($100,000), nor shall the amount of any such individual claim count toward the aggregate One Hundred Thousand Dollar ($100,000) threshold. Van Horne's maximum aggregate obligation to Purchaser pursuant to this Section 10.2:
(A) for any breach or inaccuracy of the representations and warranties contained in Section 3.21 shall not exceed Fifty Million Dollars ($50,000,000); and (B) for any other indemnifiable claims hereunder shall not exceed Thirty Million Dollars ($30,000,000).
        (iv) Purchaser shall not be obligated hereunder to indemnify the Schwarz Parties or Van Horne with respect to any liabilities, losses, claims, judgments, damages, expenses and costs as to which the Schwarz Parties or Van Horne is otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of indemnification so asserted exceeds One Hundred Thousand Dollars ($100,000), and thereafter the Schwarz Parties and Van Horne shall be entitled to indemnity from Purchaser hereunder only with respect to any amounts in excess of One Hundred Thousand Dollars ($100,000); provided, however, that the foregoing limitation shall not apply to any individual indemnity claim which itself is in excess of One Hundred Thousand Dollars ($100,000), nor shall the amount of any such individual claim count toward the aggregate One Hundred Thousand Dollar ($100,000) threshold. Notwithstanding anything in this Agreement to the contrary, Purchaser's maximum aggregate obligation to the Schwarz Parties and Van Horne pursuant to this Section 10.2 shall not exceed Thirty Million Dollars ($30,000,000).
        (v) Notwithstanding anything in this Agreement to the contrary: (A) the limitations of Sections 10.2(h)(ii) and 10.2(h)(iii) shall not apply to any liabilities, losses, claims, judgments, damages, expenses or costs arising due to any breach or inaccuracy of any of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1 or 5.1, or to any claim under any of the indemnities set forth in Sections 3.6(l), 7.17 or 7.18, or on Schedule 7.16; and
(B) the One Hundred Thousand Dollar ($100,000) threshold stipulated in Sections 10.2(h)(ii) and 10.2(h)(iii) shall not apply to any liabilities, losses, claims, judgments, damages, expenses or costs arising due to any breach or inaccuracy of any of the representations and warranties set forth in Section 3.21 to the extent such breach or inaccuracy arises from any failure of the effluent discharge from the CeCorr Companies' facilities located at either Santa Teresa, New Mexico or Devens, Massachusetts to comply with applicable Environmental Laws and Environmental Permits (a "Discharge Deficiency"), provided that Purchaser shall notify Sellers in writing prior to initiating any discussions or correspondence with any Environmental Authorities regarding a Discharge Deficiency and shall consult with Sellers prior to incurring any indemnifiable expense in connection with a Discharge Deficiency.
         (vi) The aggregate amount of any indemnification obligation of Sellers pursuant to Section 10.2(a), of the Indemnifying Schwarz Parties pursuant to Section 10.2(b), or of Van Horne pursuant to Section 10.2(c), to Purchaser for a particular matter (an "Indemnification Claim") shall be offset dollar for dollar by (A) any insurance proceeds received by any CeCorr Company after the Closing Date directly in respect of such specific Indemnification Claim; and (B) any `Tax Benefit'' (as defined below) received by CeCorr in respect of such specific Indemnification Claim. No obligation to indemnify Purchaser for an Indemnification Claim shall be deferred pending the determination of a possible recovery from any insurance carrier or the availability of any Tax Benefit. For purposes of this Section 10.2(h)(vi), a "Tax Benefit" means an amount by which the consolidated Tax liability of CeCorr is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where CeCorr or Purchaser has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. In the event that there should be a determination disallowing a Tax Benefit previously used to reduce the obligation for an Indemnification Claim pursuant to this
Section 10.2(h)(vi), the indemnifying party or parties whose obligation was so reduced shall be obligated, within ten (10) days of receipt of written notice of such disallowance, to refund to CeCorr or Purchaser, as the case may be, the amount of such reduction or offset previously allowed or payments previously made to them pursuant to this Section 10.2(h)(vi).

                                  ARTICLE XI
                                 TERMINATION

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:
         (a)  by mutual consent of the parties; or
         (b) by Sellers, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred by the close of business on July 31, 1998, so long as such failure to consummate the transactions contemplated hereunder on or before such date did not result solely from the failure by the party or parties seeking termination of this Agreement to fulfill any undertaking or commitment on its or their part provided for herein prior to Closing; or
         (c) by either Sellers or Purchaser if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.
         In the event of the termination of this Agreement as above provided, without material fault of any party, no party shall have any liability hereunder, including any liability for damages, except pursuant to Sections
7.8 (with respect to any damages arising from Purchaser's performance of environmental testing), 7.2 (with respect to confidentiality), 12.4 (with respect to public announcements) and 12.9 (with respect to each party bearing its own expenses), the provisions of which shall survive any termination of this Agreement; provided, that notwithstanding the foregoing, each party shall be and remain liable to the others in the event that the failure so to close hereunder shall occur as a consequence of the failure of a party to perform fully its covenants and agreements hereunder or the material breach by a party of its representations or warranties contained herein. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

                                 ARTICLE XII
                                MISCELLANEOUS

         12.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any right or obligation hereunder shall be assigned by any party without the prior written consent of the other parties hereto.
         12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (by hand delivery or confirmed facsimile transmission) or three (3) days after being mailed, by certified mail, return receipt requested, first class postage prepaid, to the parties at the following addresses:

              If to Sellers:
                   Jack W. Schwarz
                   c/o Kunz & Opperman, P.C.
                   Suite 1750
                   135 N. Pennsylvania Street
                   Indianapolis, Indiana  46204
                   Attention: Leonard Opperman, Esq.
                   Fax No.:  (317) 684-6061

              and  S. Richard Van Horne III
                   c/o Corrugated Supplies Corp.
                   5101 W. 65th Street
                   Bedford Park, IL  60638
                   Fax No.:  (708) 458-0013

              If to the Schwarz Parties:
                   Jack W. Schwarz
                   c/o Kunz & Opperman, P.C.
                   Suite 1750
                   135 N. Pennsylvania Street
                   Indianapolis, Indiana  46204
                   Attention: Leonard Opperman, Esq.
                   Fax No.:  (317) 684-6061

              If to Van Horne:
                   S. Richard Van Horne III
                   c/o Corrugated Supplies Corp.
                   5101 W. 65th Street
                   Bedford Park, IL  60638
                   Fax No.:  (708) 458-0013

              If to Purchaser:
                   Georgia-Pacific Corporation
                   133 Peachtree Street, N. E.
                   Atlanta, Georgia  30303
                   Attention: General Counsel
                   Fax No.  (404) 230-7543

or to such other place as any party may designate by written notice to the other parties.
         12.3 Choice of Law; Dispute Resolution.
         (a) This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia, without reference to the choice of law principles thereof.
          (b) The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between Schwarz, Van Horne and senior executives of Purchaser who have authority to settle the controversy. If a controversy or claim should arise, Schwarz, Van Horne, and Clint M. Kennedy, Executive Vice President-Pulp and Paperboard of Purchaser, and Stephen E. Macadam, Senior Vice President - Containerboard and Packaging of Purchaser, will meet for negotiations at a mutually agreed time and place, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. Any party may request the others to meet within fourteen (14) days. If the matter has not been resolved within ten (10) days of the meeting, or if any party will not meet within the fourteen (14)-day period referred to above, the parties will attempt in good faith to resolve the controversy or claim by mediation in accordance with the American Arbitration Association model procedures for mediation of business/commercial disputes. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the commencement of such procedure, or if any party will not participate in a mediation, any other party may initiate litigation upon seven (7) days' written notice to the other parties. All deadlines specified in this Section 12.3(b) may be extended by mutual agreement.
     (c) Except as specifically provided to the contrary herein, the procedures specified in Section 12.3(b) shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in Section 12.3(b). All applicable statutes of limitation shall be tolled while the procedures specified in Section 12.3(b) are pending, and the parties will take such action, if any, required to effectuate such tolling.
         12.4 Public Announcements. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by any party without that party having consulted with and, except to the extent public disclosure is required under the federal securities laws or applicable rules of the New York Stock Exchange, obtained the consent of the other parties hereto, which shall not be unreasonably withheld.
         12.5 Entire Agreement. This Agreement supersedes all prior discussions and agreements, other than the Non-Disclosure Agreement, between the parties with respect to the subject matter hereof, and this Agreement, including the Schedules and Exhibits hereto, the Non-Disclosure Agreement, and other documents required to be delivered in connection herewith, contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
         12.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. To be effective, each such waiver shall be in writing and shall specifically refer to this Agreement and the term or condition being waived. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
         12.7 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.
         12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         12.9 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses in connection with this Agreement and the consummation of the transactions contemplated hereby.
         12.10 Invalid Provisions. Except as expressly provided to the contrary herein, if any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, rule, or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.
         12.11 Interpretation/Headings.  "Article", "Section",
"Exhibit" or other subdivision of this Agreement shall mean and refer to the specified article, section, exhibit or subdivision of this Agreement; and "herein", "hereof", "hereunder" and similar expressions shall mean and refer to this Agreement and not to any particular Article or Section hereof. Bold and capitalized headings and sub-headings contained on any of the Schedules hereto are included for convenience and reference only and shall not affect the meaning or interpretation of any such Schedules or of this Agreement.
         12.12  No Third-Party Beneficiary.  Nothing contained in this
Agreement is intended, or should be interpreted as having been intended, to create any right or assume any obligation in favor of, or grant any waiver or release from any obligation to, or otherwise constitute a stipulation in favor of any third party.
         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

                                 "Sellers":
                                 "The Schwarz Parties"

                                 Jack W. Schwarz

                                 Jeffrey A. Schwarz

                                 John W. Schwarz

                                 SCHWARZ FAMILY IRREVOCABLE TRUST

                                 By:
                                     --------------------------
                                 Title:
                                        ------------------------

                                 SCHWARZ PARTNERS II, L.P.

                                 By:
                                     -------------------------
                                 Title:
                                        ------------------------

                   (signatures continued on following page)

                                 SCHWARZ PARTNERS III, L.P.

                                 By:
                                     -------------------------
                                 Title:
                                        ------------------------

                                 "Van Horne"

                                 S. Richard Van Horne III,
                                 individually and as trustee under
                                 the S. Richard Van Horne III
                                 Trust

                                 "Purchaser":

                                 GEORGIA-PACIFIC CORPORATION

                                 By:
                                     -----------------------------
                                 Stephen E. Macadam
                                 Senior Vice President -
                                 Containerboard and Packaging


Exhibits

Exhibit A     Schwarz Shares
Exhibit 7.2   Non-Disclosure Agreement
Exhibit 7.7A  Schwarz Consulting Agreement and Covenant Not To Compete
Exhibit 7.7B  Van Horne Covenant Not To Compete
Exhibit 7.11  Put Agreement
Exhibit 7.14  Indemnity Agreement (Captive Insurance Program)

Schedules

Schedule 1.3    CeCorr, Inc. Subsidiaries
Schedule 3.2    Sellers' Conflicts
Schedule 3.3(b) Subsidiary Shares
Schedule 3.4    Violations by CeCorr Companies
Schedule 3.5    Exceptions to Condition of Assets
Schedule 3.6    Tax Matters
Schedule 3.8    Licenses and Permits
Schedule 3.9    Insurance Matters
Schedule 3.10   List of Audited Financial Statements
Schedule 3.11   Material Adverse Changes
Schedule 3.12   Material Contracts
Schedule 3.13   Undisclosed Liabilities/Assets
Schedule 3.14   Real Property
Schedule 3.15(a)Owned Equipment
Schedule 3.15(b)Lien Schedule
Schedule 3.16   Disputed Accounts Receivable
Schedule 3.17   Intellectual Property
Schedule 3.18   Bank Accounts
Schedule 3.19   Litigation
Schedule 3.20(a)Employees
Schedule 3.20(b)Collective Bargaining Agreements
Schedule 3.20(c)CeCorr Plans
Schedule 3.20(e)Changes to CeCorr Plans
Schedule 3.20(g)Funding of CeCorr Plans
Schedule 3.20(h)Claims Against CeCorr Plans
Schedule 3.20(i)Contributions to Multiemployer Plans
Schedule 3.20(j)Filing Deficiencies on CeCorr Plans
Schedule 3.20(k)Labor Controversies
Schedule 3.20(l)Notices of Safety and Health Violations
Schedule 3.21(a)Environmental Permits
Schedule 3.21(b)Environmental Exceptions
Schedule 3.23   Computer Hardware and Software
Schedule 4.2    Schwarz Parties' Conflicts
Schedule 5.2    Van Horne Conflicts/Violations/Consents
Schedule 6.3    Purchaser's Consent and Approval
Schedule 6.9    Knowledge Group of Purchaser
Schedule 7.1(f) Sales, Transfers and Liens Not in the Ordinary Course
Schedule 7.1(g) Material Obligations or Liabilities Not in the Ordinary Course
Schedule 7.1(h) Changes To Compensation and Benefits Not in the Ordinary Course
Schedule 7.1(j) Amendments to Articles of Incorporation and Bylaws
Schedule 7.16   Change of Control and Severance Program Benefits